Exhibit 8.1

July 30, 2019

Bank of Montreal,

    100 King Street West,

        1 First Canadian Place,

            Toronto, Ontario,

                Canada M5X 1A1.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Prospectus Supplement dated July 23, 2019 (the “Prospectus Supplement”) to the Prospectus dated April 27, 2017 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-217200 (the “Registration Statement”). We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Sullivan & Cromwell

ANNEX A

Title of Note	Date of Prospectus Supplement	Date of Issue of Note

US$500,000,000 aggregate principal amount of 4.800% Fixed Rate Resetting Non-Cumulative Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC))	July 23, 2019	July 30, 2019